EXHIBIT 5.1

August 3rd, 2001

Bigmar, Inc.
9711 Sportsman Club Road
Johnstown, Ohio 43031-9141

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We are familiar with the proceedings taken and proposed to be taken by Bigmar, Inc., a Delaware corporation (the “Company”), with respect to 150,000 shares of Common Stock, par value $.001 per share (the “Shares”), of the Company to be issued pursuant to the Professional Consulting Services Agreement (the “Agreement”) dated July 10, 2001 by and between the Company and Felice Padnos. As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

     In this connection, we have examined the Amended and Restated Certificate of Incorporation and the Restated By-Laws of the Company, records of proceedings of the Board of Directors and stockholders of the Company, and such other records and documents as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares, when issued pursuant to the terms and conditions of the Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement described above.

Very truly yours, /s/Quarles & Brady Streich Lang LLP QUARLES & BRADY STREICH LANG LLP